Exhibit 16.1




August 27, 2003

OFFICE OF THE CHIEF ACCOUNTANT
SECURITIES AND EXCHANGE COMMISSION
450 FIFTH STREET, N.W.
WASHINGTON, D.C., 20549

We have read Item 4 of the Form 8-K dated August 27, 2003 of Acquisition Media, Inc., and are in agreement with the statements contained therein, insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Stonefield Josephson
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Stonefield Josephson, Inc.